KEYON COMMUNICATIONS HOLDINGS, INC.
2007 INCENTIVE AND STOCK AWARDS PLAN
FORM OF RESTRICTED STOCK AWARD

[Name]
[Address]

You have been granted a Restricted Stock award for shares of common stock of KeyOn Communications Holdings, Inc. (the “Company”) under the KeyOn Communications Holdings, Inc. 2007 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 200___

Number of Restricted Shares:	__________________ Shares

Vesting Schedule:
______________ percent (____%) of your Restricted Shares will vest on each of the first _____ anniversaries of the Grant Date.

[If your employment or service terminates as a result of death or Disability (at a time you could not be terminated for Cause), your Restricted Shares will become fully vested on the date of such termination.]

Upon any other termination of employment or service, you will forfeit the Restricted Shares that have not yet vested.

[Issuance of Certificates][Escrow]:
[Issuance:] The Company will issue certificate(s) evidencing your Restricted Shares in your name as soon as practicable following your execution of this Award. In addition to any other legends placed on the certificate(s), such certificate(s) will bear the following legend:

“The sale or other transfer of the Shares represented by this certificate, whether voluntary or by operation of law, is subject to restrictions set forth in a Restricted Stock Award agreement, dated as of ______________________, by and between KeyOn Communications Holdings, Inc. and the registered owner hereof. A copy of such agreement may be obtained from the Secretary of KeyOn Communications Holdings, Inc.”

Upon the vesting of your Restricted Shares, you will be entitled to a new certificate for the Shares that have vested, without the foregoing legend, upon making a request for such certificate to the Secretary of the Company.

[Escrow:] Your Restricted Shares will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for your account, subject to the terms of this Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the vesting date, your Restricted Shares will cease to be held in escrow, and certificate(s) for such number of Shares will be delivered to you or, in the case of your death, to your estate.

Transferability of Restricted Shares:
You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:
While your Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to your Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are your Restricted Shares with respect to which they were paid.

Tax Withholding:
To the extent that the receipt or the vesting of your Restricted Shares, or the payment of dividends on your Restricted Shares, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting or payment, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. If you do not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with this Award, you may satisfy the withholding requirement in connection with the vesting of your Restricted Shares, in whole or in part, [if escrow: by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined] [if issue: by electing to deliver to the Company that number of Restricted Shares (that would otherwise be vested on the date the tax is determined)] having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
• As a condition of the granting of this Restricted Stock Award, you agree, for yourself and your legal representatives or guardians, that this Restricted Stock Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Restricted Stock Award or the Plan and any determination made by the Committee pursuant to this Restricted Stock Award shall be final, binding and conclusive.

• This Restricted Stock Award may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Restricted Stock Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU
AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE
PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	Recipient